Exhibit 99.5

PRUDENTIAL FINANCIAL, INC.

Schedule II

Condensed Financial Information of Registrant

Condensed Statements of Financial Position

December 31, 2005 and 2004 (in millions)

	2005	2004
ASSETS
Total investments	$1,152	$639
Cash and cash equivalents	657	338
Due from subsidiaries	73	606
Loans receivable from subsidiaries	4,739	2,207
Investment in subsidiaries	25,607	24,696
Other assets	292	69

TOTAL ASSETS	$32,520	$28,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Due to subsidiaries	$656	$607
Loans payable to subsidiaries	322	295
Short-term debt	3,443	446
Long-term debt	4,865	4,128
Other liabilities	471	735

Total liabilities	9,757	6,211

STOCKHOLDERS’ EQUITY
Preferred Stock ($.01 par value; 10,000,000 shares authorized; none issued)	—	—
Common Stock ($.01 par value; 1,500,000,000 shares authorized; 604,899,046 and 604,894,558 shares issued at December 31, 2005 and 2004, respectively)	6	6
Class B Stock ($0.01 par value; 10,000,000 shares authorized; 2,000,000 shares issued and outstanding at December 31, 2005 and 2004, respectively)	—	—
Additional paid-in capital	20,501	20,348
Common Stock held in treasury, at cost (107,405,004 and 80,262,323 shares at December 31, 2005 and 2004, respectively)	(4,925)	(3,052)
Accumulated other comprehensive income	1,234	2,191
Retained earnings	5,947	2,851

Total stockholders’ equity	22,763	22,344

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,520	$28,555

PRUDENTIAL FINANCIAL, INC.

Schedule II

Condensed Financial Information of Registrant

Condensed Statements of Operations For the Years Ended December 31, 2005, 2004 and 2003 (in millions)

	2005	2004	2003
REVENUES
Net investment income	$71	$29	$16
Realized investment gains (losses), net	(5)	(2)	5
Affiliated interest revenue	124	43	23
Other income	2	—	—

Total revenues	192	70	44

EXPENSES
General and administrative expenses	25	17	198
Interest expense	301	152	102

Total expenses	326	169	300

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF SUBSIDIARIES	(134)	(99)	(256)

Income taxes:
Current	(74)	(17)	(65)
Deferred	4	(9)	(33)

Total income tax benefit	(70)	(26)	(98)

LOSS FROM CONTINUING OPERATIONS BEFORE EQUITY IN EARNINGS OF SUBSIDIARIES	(64)	(73)	(158)

EQUITY IN EARNINGS OF SUBSIDIARIES	3,604	2,330	1,422

INCOME FROM CONTINUING OPERATIONS	3,540	2,257	1,264

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	—	(1)	—

NET INCOME	$3,540	$2,256	$1,264

PRUDENTIAL FINANCIAL, INC.

Schedule II

Condensed Financial Information of Registrant

Condensed Statements of Cash Flows For the Years Ended December 31, 2005, 2004 and 2003 (in millions)

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,540	$2,256	$1,264
Adjustments to reconcile net income to cash provided by operating activities:
Equity in earnings of subsidiaries	(3,604)	(2,330)	(1,422)
Realized investment losses (gains), net	5	2	(5)
Dividends received from subsidiaries	2,158	1,048	762
Loss on divestiture	—	—	79
Change in:
Due to/from subsidiaries, net	565	(186)	(227)
Other, net	(28)	(34)	(16)

Cash flows from operating activities	2,636	756	435

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale/maturity of:
Long-term investments	22	—	410
Short-term investments	414	2,211	2,092
Payments for the purchase of:
Long-term investments	(582)	(470)	(30)
Short-term investments	(364)	(1,763)	(2,498)
Capital contributions to subsidiaries	(779)	(585)	(649)
Returns of capital contributions from subsidiaries	235	196	580
Loans to subsidiaries, net of maturities	(2,532)	(1,020)	(157)
Acquisition of subsidiary	—	—	(1,184)

Cash flows used in investing activities	(3,586)	(1,431)	(1,436)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash payments to or in respect of eligible policyholders	(283)	(326)	(142)
Cash dividends paid on Common Stock	(375)	(322)	(256)
Cash dividends paid on Class B Stock	(19)	(19)	(19)
Common Stock acquired	(2,096)	(1,493)	(1,009)
Common Stock reissued for exercise of stock options	169	107	53
Proceeds from stock based compensation	105	45	54
Proceeds from the issuance of debt (maturities longer than 90 days)	3,435	2,014	1,495
Repayments of debt (maturities longer than 90 days)	(11)	(50)	—
Repayments of loan from subsidiaries	(150)	(600)	(300)
Proceeds from loans payable to subsidiaries	174	75	70
Net change in financing arrangements (maturities of 90 days or less)	320	34	412
Proceeds from the issuance of Common Stock	—	690	—

Cash flows from financing activities	1,269	155	358

Effect of foreign exchange rate change on cash balances	—	—	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	319	(520)	(643)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	338	858	1,501

CASH AND CASH EQUIVALENTS, END OF PERIOD	$657	$338	$858

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$246	$125	$9
Cash paid (refunds received) during the period for taxes	$(26)	$(82)	$3

NON-CASH TRANSACTIONS DURING THE YEAR
Return of capital from subsidiary in the form of fixed maturities, available for sale	$—	$—	$410
Return of capital from subsidiary in the form of an income tax receivable	$144	$—	$—

Notes to Condensed Financial Information of Registrant

1.    ORGANIZATION AND PRESENTATION

Prudential Financial, Inc. (“Prudential Financial”) was incorporated on December 28, 1999 as a wholly owned subsidiary of The Prudential Insurance Company of America. On December 18, 2001, The Prudential Insurance Company of America converted from a mutual life insurance company to a stock life insurance company and became an indirect, wholly owned subsidiary of Prudential Financial.

The condensed financial statements of Prudential Financial reflect its wholly owned subsidiaries using the equity method of accounting.

Certain amounts in prior years have been reclassified to conform to the current year presentation.

2.    DEBT AND UNDISTRIBUTED DEMUTUALIZATION CONSIDERATION

Debt

A summary of Prudential Financial’s short- and long-term debt is as follows:

	Maturity Dates	Rate	December 31, 2005	December 31, 2004
			(in millions)
Short-term debt:
Commercial paper			$766	$446
Floating rate convertible senior notes(1)			2,000	—
Current portion of long-term debt			677	—

Total short-term debt			$3,443	$446

Long-term debt:
Fixed rate notes	2006-2033	3.00%-6.20%	$4,415	$4,088
Floating rate notes	2007-2020	(2)	450	40

Total long-term debt			$4,865	$4,128

(1)	For information on the terms of these notes see Note 11 to the Consolidated Financial Statements.
(2)	The interest rates on these U.S. dollar denominated floating rate notes are based on LIBOR and the U.S. consumer price index. The interest rates ranged from 3.48% to 6.70% in 2005 and 4.04% and 5.09% in 2004.

Short-term Debt

The weighted average interest rate on outstanding commercial paper was approximately 4.34% and 1.44% at December 31, 2005 and 2004, respectively.

The interest rate on the convertible debt is a floating rate equal to 3-month LIBOR minus 2.76%, to be reset quarterly. For the period from November 16, 2005, the date of issuance, to February 15, 2006, the first interest payment date, the interest rate is 1.57%.

Long-term Debt (including the Current Portion of Long-term Debt)

In order to modify exposure to interest rate movements, Prudential Financial utilizes derivative instruments, primarily interest rate swaps, in conjunction with some of its debt issues. These instruments qualify for hedge accounting treatment. The impact of these instruments, which is not reflected in the rates presented in the table above, increased interest expense $3 million for the year ended December 31, 2005, and decreased interest expense $24 million for the year ended December 31, 2004.

Schedule of Long-term Debt Maturities

The following table summarizes payments due by period for long-term debt outstanding as of December 31, 2005:

	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in millions)
Long-term debt	$4,865	$—	$909	$96	$3,860

Convertible Debt Maturities

Prudential Financial’s short-term debt reflected in the table above includes $2.0 billion of floating rate convertible senior notes with a maturity date of November 15, 2035. These notes are redeemable by Prudential Financial on or after May 20, 2007, at par plus accrued interest. The holders of these notes may require Prudential Financial to repurchase the convertible notes, at par plus accrued interest, on May 15, 2007 or on November 15, 2010, 2015, 2020, 2025, and 2030. For additional information on these convertible notes see Note 11 to the Consolidated Financial Statements.

Undistributed Demutualization Consideration

“Other liabilities” include liabilities of $203 million and $486 million at December 31, 2005, and 2004, respectively, for undistributed demutualization consideration payable to eligible policyholders whom we have been or were unable to locate as of those dates. In 2005 and 2004, Prudential Financial paid out $283 million and $326 million, respectively, in demutualization consideration to eligible policyholders whom we have located since the time of demutualization and to governmental authorities in respect of other eligible policyholders we continue to be unable to locate. We remain obligated to disburse $203 million of demutualization consideration to the states if we are unable to establish contact with eligible policyholders within time periods prescribed by state unclaimed property laws. These laws typically require remittance to the state after periods ranging from three to five years.

3.    DIVIDENDS AND RETURNS OF CAPITAL

Dividends and/or returns of capital received by Prudential Financial during the year ended December 31, 2005 amounted to $2.393 billion, including $1.733 billion from Prudential Holdings, LLC, $231 million from Prudential Asset Management Holding Company, $175 million from American Skandia, and $75 million collectively from its international insurance and international investments holding companies. Dividends and/or returns of capital received by Prudential Financial during the year ended December 31, 2004 amounted to $1.244 billion, including $403 million from Prudential Holdings, LLC, $266 million collectively from its international insurance and international investments holding companies, $210 million from its bank holding company, $162 million from Prudential Asset Management Holding Company and $140 million from American Skandia. Dividends and/or returns of capital received by Prudential Financial during the year ended December 31, 2003 amounted to $1.342 billion, including $471 million collectively from Prudential Property and Casualty Insurance Company of New Jersey and Prudential Property and Casualty Insurance Company, $373 million received from Prudential Asset Management Holding Company and $233 million from American Skandia. In addition, Prudential Financial received a return of capital of $410 million in the form of available for sale fixed maturity securities that were received as consideration for the sale of the Property and Casualty Insurance businesses. These fixed maturities were subsequently sold to another subsidiary of Prudential Financial for cash proceeds of $410 million.

4.    GUARANTEES

During 2002, Prudential Financial issued a subordinated guarantee covering a subsidiary’s domestic commercial paper program. As of December 31, 2005, there was $6.8 billion outstanding under this commercial paper program.

Prudential Financial is also subject to other financial guarantees and indemnity arrangements. Prudential Financial has provided indemnities and guarantees related to acquisitions, dispositions, investments or other transactions that are triggered by, among other things, breaches of representations, warranties or covenants provided by us. These obligations are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitation. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these guarantees. At December 31, 2005, Prudential Financial has accrued liabilities of $7 million associated with all other financial guarantees and indemnity arrangements, which does not include retained liabilities associated with sold businesses.